Exhibit 99.1

Eric S. Yeaman

Chief Executive Officer and Chief Financial Officer

(408) 907-1642

info@turnstone.com

Web Site: www.turnstone.com

TURNSTONE SYSTEMS ANNOUNCES SETTLEMENT OF

DIGITAL BROADBAND LITIGATION

SANTA CLARA, CA – April 21, 2004 – Turnstone Systems, Inc. (Nasdaq:TSTN.PK) announced today that it and the Official Committee of Unsecured Creditors of the In re Digital Broadband Communications Bankruptcy have entered into a written stipulation of settlement to resolve a preference claim brought by the Committee. The terms of the settlement include a payment of $500,000 that Turnstone expects to make to the Committee in the second quarter of 2004. Turnstone had included $500,000 in its liabilities as of December 31, 2003 for estimated litigation settlement costs related to this claim.

In its response to the Committee’s claim, Turnstone denied that any of the disputed payments constituted preference payments under U.S. bankruptcy law and vigorously contested the claim. Turnstone agreed to settle the matter to avoid the uncertainty, distraction and expense of protracted litigation of this matter.

The terms of this settlement are subject to certain conditions, including, but not limited to, the approval of the United States Bankruptcy Court, District of Delaware. If such court approval is not granted, Turnstone will continue to defend itself vigorously against the claim.

About Turnstone Systems

Turnstone is based in Santa Clara, California. For more information about Turnstone, visit www.turnstone.com, email info@turnstone.com or phone the toll-free number 877-8-COPPER.

Safe Harbor For Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the proposed settlement of the In re Digital Broadband Communications Bankruptcy preference claim are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially from those described herein include, without limitation, the following: If the United States Bankruptcy Court, District of Delaware, does not approve the proposed settlement, then Turnstone will have to continue to defend itself against the preference claim. Further information on potential risk factors that could affect Turnstone, its business and its financial results are detailed in the our periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the sections entitled “Business—Risk Factors,” pages 6 to 9, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview,” pages 15 to 16, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission on March 10, 2004. Turnstone undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.